Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports (i) dated April 2, 2026, on the financial statements of Verdera Energy Corp. (“the Company”), which comprise the consolidated statements of financial position as at April 30, 2025 and March 31, 2025 and the consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the period from incorporation on September 27, 2024 to March 31, 2025 and for the month ended April 30, 2025 (ii) dated April 2, 2026, on the carve-out financial statements of NM Energy Holding Canada Corp., which comprise the carve-out statements of financial position as at March 31, 2025, December 31, 2024 and December 31, 2023, and the carve-out statements of loss and comprehensive loss, changes in net parent investment and cash flows for the periods then ended, in each case, in the Registration Statement (Form F-1) and the related Prospectus of Verdera Energy Corp.

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

April 30, 2026